Exhibit 16.1

August 19, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Nuvve Holding Corp. included under Item 4.01 of its Form 8-K dated August 18, 2022, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Moss Adams LLP